CDI Declares Third Quarter 2012 Dividend

PHILADELPHIA, July 24, 2012 /PRNewswire/ -- CDI Corp. (NYSE: CDI) today announced that its Board of Directors has authorized a third quarter 2012 dividend of $0.13 per share. The dividend is payable on August 21, 2012, to holders of record as of the close of business on August 7, 2012.

About CDI

CDI Corp. is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at http://www.cdicorp.com/

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com